EXHIBIT 99.6
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AT THE TRUST

                                     Investor Relations
Robert G. Higgins                    L.G. Schafran
Vice President, General Counsel      Chairman and Interim CEO/President
312-683-5539                         312 683-5525
bhiggins@banyanreit.com              ir@banyanreit.com



FOR IMMEDIATE RELEASE
FRIDAY, MARCH 16, 2001


          BANYAN WINS SHAREHOLDER CONSENT LAWSUIT BY SUMMARY JUDGMENT


CHICAGO - MARCH 16, 2001 -- Banyan Strategic Realty Trust (Nasdaq: BSRTS) announced today that summary judgment has been entered in Banyan's favor against Banyan's suspended president Leonard G. Levine in a shareholder derivative action filed by Levine on January 19, 2001.

In the lawsuit, Levine sought an injunction to prevent Banyan's trustees from concluding the sale of substantially all of Banyan's assets to Denholtz Management Corporation for $226 million, until such time as Banyan's shareholders could approve the transaction. The sale is scheduled to close on April 30, 2001, subject to the right of the purchaser to terminate on or before March 30, 2001 for due diligence reasons. Banyan contended that the trustees were specifically authorized by its Declaration of Trust to sell the assets in accordance with a Plan of Liquidation adopted by Banyan on January 5, 2001 and that such authority was absolute and did not require shareholder consent or approval.

Noting in its Memorandum Opinion and Order that: "Levine himself has represented to the trustees on three occasions . . . that a sale of all of the Trust's assets pursuant to a plan of liquidation does not require shareholder approval," the Court ruled in favor of Banyan, stating: "To read the two clauses [relied upon by Levine] in Section 7.7 [of the declaration] as requiring shareholder approval in liquidation situations makes no sense because liquidation involves termination and winding up of the business' affairs."

Upon learning of the January 19, 2001 filing of the lawsuit, the trustees' attorneys, on January 29, 2001, removed the case from the jurisdiction of the Circuit Court of Cook County, Illinois, and transferred the case to the United States District Court for the Northern District of Illinois. On February 1, 2001, Banyan intervened in the case as an additional defendant.

Banyan and the trustees then filed a motion for summary judgment on February 9, 2001 and asked the Court to impose an expedited briefing and ruling schedule in view of the scheduled closing of the Denholtz transaction. Levine's attorneys filed a cross-motion for summary judgment on February 20, 2001 and the entire matter was fully briefed and submitted to Judge Ronald Guzman on March 2, 2001. His ruling was issued on
March 14, 2001, and Banyan learned of his decision today.

Commenting upon the result, Robert G. Higgins, Banyan's General Counsel, said: "We are extremely pleased and gratified by the entry of summary judgment in our favor. The speed and efficiency with which this critical case was handled is a tribute to a responsive judicial system and the tireless work and legal expertise of our attorneys Schiff, Hardin & Waite and the trustees' attorneys Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. We are especially thankful to Judge Ronald Guzman who realized from the outset the importance of both the timing and the issues in this case and altered his customary schedule in order to act decisively and quickly."

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date the Trust has 14,291,940 shares of beneficial interest outstanding.

Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 9, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



              See Banyan's Website at http://www.banyanreit.com.


       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.


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